                                                                    EXHIBIT 4(c)

                                  FIRST HORIZON

                     NONQUALIFIED DEFERRED COMPENSATION PLAN


                             Effective July 1, 2003


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
ARTICLE I
         Establishment and Purpose.....................................................................  Page 3

ARTICLE II
         Definitions...................................................................................  Page 3

ARTICLE III
         Eligibility and Participation.................................................................  Page 10

ARTICLE IV
         Deferral Elections, Company Discretionary Contributions, Account Valuation....................  Page 11

ARTICLE V
         Distributions and Withdrawals.................................................................  Page 17

ARTICLE VI
         Administration................................................................................  Page 20

ARTICLE VII
         Amendment and Plan Termination................................................................  Page 21

ARTICLE VIII
         Informal Funding..............................................................................  Page 22

ARTICLE IX
         Claims........................................................................................  Page 22

ARTICLE X
      General Conditions...............................................................................  Page 24


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                                    ARTICLE I
                            ESTABLISHMENT AND PURPOSE

First Tennessee National Corporation (the "Company") hereby sponsors the First Horizon Nonqualified Deferred Compensation Plan (the "Plan"), effective July 1, 2003 (the "Effective Date"). The purpose of the Plan is to provide selected eligible employees of First Horizon Home Loan Corporation and its subsidiaries, and such of the Company and the subsidiaries, divisions or affiliates of the Company, that have adopted the Plan for their Eligible Employees (as defined herein) (the "Participating Employers") with an opportunity to defer receipt of a portion of their base salary, bonus, commission (including mortgage production incentives), and other specified cash compensation (if any). The Plan is not intended to meet the qualification requirements of Section 401(a) of the Internal Revenue Code, but is intended to be an unfunded arrangement providing deferred compensation to eligible employees who are part of a select group of management or highly compensated employees of the Company and selected subsidiaries within the meaning of Sections 201, 301 and 401 of ERISA. The Plan is intended to be exempt from the requirements of Parts 2, 3 and 4 of Title I of ERISA as a "top hat" plan, and to be eligible for the alternative method of compliance for reporting and disclosure available for unfunded "top hat" plans.

                                   ARTICLE II
                                   DEFINITIONS

2.1 Account Balance. Account Balance means, with respect to the Deferred Compensation Account or a Sub-Account, the total value of all the Investment Options in which the Participant deferrals, and Company Discretionary Contributions, have been Deemed Invested as of a specific date, taking into account the value of all distributions from that Account or Sub-Account to the specific date.

2.2 Allocation Election. Allocation Election means a choice by a Participant of one or more Investment Options, and the allocation among them, in which future Participant deferrals and/or existing Account Balances are Deemed Invested for purposes of determining earnings in a particular Sub-Account.

2.3 Allocation Election Form. Allocation Election Form means the form (or Website screen) approved by the Plan Administrator on which the Participant makes an Allocation Election, Rebalances a Sub-Account, or elects a Transfer.

2.4 Annual Valuation Date. Annual Valuation Date means the anniversary of the Termination Valuation Date or In-Service Distribution Valuation Date utilized to determine the amount of an annual installment payment.

2.5 Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant on the form designated by the Plan Administrator to receive benefits to which a Beneficiary is entitled under and in accordance with provisions of the Plan. The Participant's estate shall be the Beneficiary if:


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         (i)      the Participant has not designated a natural person or trust as Beneficiary, or

         (ii)     the designated Beneficiary has predeceased the Participant.

2.6 Chief Executive Officer. Chief Executive Officer means the individual who performs the functions of a Chief Executive Officer for the Company.

2.7 Code. Code means the Internal Revenue Code, as amended from time to time.

2.8 Company. Company means First Tennessee National Corporation, its successors and assigns.

2.9 Company Discretionary Contributions. Company Discretionary Contribution means a credit to a Participant's Retirement/Termination Account by a Participating Employer at a time and in an amount determined in the sole discretion of the Committee.

2.10 Compensation. Compensation means, for purposes of this Plan, base salary (including any deferred salary under a Code Section 401(k) or 125 plan), bonus, and commission (including mortgage production incentives), and such other cash compensation (if any) approved by the Plan Administrator as Compensation for purposes of this Plan.

2.11 Compensation Deferral Agreement. Compensation Deferral Agreement means the deferral election form, or such other forms furnished by the Plan Administrator (or screens on the Participant Website approved by the Plan Administrator), on which a Participant elects: (a) the amount of deferral (in dollar amount or percentage) and type of Compensation to be deferred; (b) any In-Service Distribution Dates for that year's, or a portion of that year's, deferrals; and (c) the payment schedule for Retirement and In-Service distributions. The Allocation Election Form may also be part of the Compensation Deferral Agreement, in the discretion of the Plan Administrator.

2.12 Death Benefit. Death Benefit means a distribution of the total amount of the Participant's Deferred Compensation Account Balance, including any remaining unpaid In-Service Account balances, to the Participant's Beneficiary(ies) in accordance with Article V of the Plan.

2.13 Deemed Investment. A Deemed Investment (or "Deemed Invested") means the notional conversion of a dollar amount of deferred Compensation and Company Discretionary Contributions credited to a Participant's Deferred Compensation Account into shares or units (or a fraction of such measures of ownership, if applicable) of the underlying investment (e.g. mutual fund or other investment) which is referred to by the Investment Option(s) selected by the Participant. The conversion shall occur as if shares (or units) of the designated investment were being purchased (or sold, in the case of a distribution) at the purchase price as of the close of business of the day on which the Deemed Investment occurs. At no time shall a Participant have any real or beneficial ownership in the actual investment to which the Investment Option refers.


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2.14     Deferred Compensation Account ("Account"). A Participant's Deferred
         Compensation Account means the aggregate of all Sub-Accounts maintained for Participant deferrals and Company Discretionary Contributions, together with a record of Deemed Investments in accordance with Participants' Allocation Elections, minus any withdrawals or distributions from said Account. The Account, and all component Sub-Accounts, shall be a bookkeeping account utilized solely as a device for the measurement of amounts to be paid to the Participant under the Plan. The Account, and all Sub-Accounts, shall not constitute or be treated as an escrow, trust fund, or any other type of funded account for Code or ERISA purposes and, moreover, amounts credited thereto shall not be considered "plan assets" for ERISA purposes.

2.15 Deferred Compensation Committee or "Committee". Committee means the Human Resources Committee of the Company's Board of Directors.

2.16 Disability. Disability means a disability that would qualify as a total and permanent disability under the long-term disability plan then in effect at the company employing the Participant at the onset of such total and permanent disability.

2.17 Eligible Employee. Eligible Employee means an Employee who is part of a select group of management or highly compensated employees of the Employer (which also includes for this purpose its subsidiaries and affiliated companies) within the meaning of Sections 201, 301 and 401 of ERISA, and who is selected by the Plan Administrator to participate in the Plan.

2.18 Employee. Employee means a full-time salaried employee of the Company or any subsidiary or affiliated company of the Company.

2.19 Employer. Employer (or "Participating Employer") means First Horizon Home Loan Corporation and its subsidiaries, and such of the Company and the subsidiaries, affiliates, or divisions of the Company, that have adopted the Plan for their Eligible Employees.

2.20 ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.21 In-Service Distribution. In-Service Distribution means a payment by the Company to the Participant following a date elected by the Participant (the In-Service Distribution Date) of the amount represented by the account balance in the In-Service Sub-Account pertaining to that In-Service Distribution. In-Service Distributions shall be made in accordance with Participants' In-Service Distribution form of payment election.

2.22 In-Service Account. In-Service Account means a separate Sub-Account of the Deferred Compensation Account, created whenever a Participant elects a new In-Service Distribution Date (not already established with a Sub-Account) with respect to a portion, or all, of his or her deferral contributions, to which such portion of deferral specified by


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         the Participant is credited and Deemed Invested in accordance with the
         Participant's Allocation Election.

2.23 In-Service Distribution Date. In-Service Distribution Date means the date selected by the Participant, following which the In-Service Distribution Sub-Account Balance shall be distributed in accordance with the Plan.

2.24 In-Service Distribution Valuation Date. In-Service Distribution Valuation Date means the last day of the calendar month in which the In-Service Distribution Date occurs.

2.25 Investment Option. Investment Option means a security or other investment such as a mutual fund, life insurance sub-account, or other investment approved by the Plan Administrator for use as part of an Investment Option menu, which a Participant may elect as a measuring device to determine Deemed Investment earnings (positive or negative) to be valued in the Participant's Account or Sub-Account. The Participant has no real or beneficial ownership in the security or other investment represented by the Investment Option.

2.26 Participant. Participant means an Eligible Employee who: (1) is selected to participate in this Plan in accordance with Section 3.1 and has elected to defer Compensation in accordance with the Plan in any Plan Year; (2) has been credited with a Plan Balance Transfer; (3) has received a Company Contribution; or (4) has an Account Balance in his or her Deferred Compensation Account, including any Sub-Account, greater than zero prior to his or her death. A Participant's continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.27 Plan. Plan means the First Horizon Nonqualified Deferred Compensation Plan as documented herein and as may be amended from time to time hereafter.

2.28 Plan Administrator. Plan Administrator means a committee of individuals appointed by the Company's EVP Corporate and Employee Services which is responsible for the day-to-day decision making, record keeping, and administration of the Plan; provided, that the Plan Administrator may delegate duties of the Plan Administrator to employees or others to assist in the administration of the Plan.

2.29 Plan Balance Transfer. Plan Balance Transfer means the crediting to the Participant's Retirement/Termination Account an amount equal to the Participant's account balance in an existing nonqualified deferred compensation plan sponsored by the Company (other than this Plan) at such time and in accordance with such procedures as are established by the Plan Administrator in its sole discretion.

2.30 Plan Year. Plan Year means January 1 through December 31. "Initial Plan Year" means the partial year in which the Plan is first enrolled (July 1 to December 31, 2003).


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2.31     Rebalance. Rebalance means an Allocation Election which pertains to a
         Participant's then existing Sub-Account and which reallocates the Sub-Account Balance among Investment Options available in the Plan.

2.32 Retirement. Retirement means the voluntary termination of employment with the Company: (a) upon reaching age 65 with at least 5 "Years of Service" (as defined in the Company pension plan); or (b) after reaching age 55 with at least 15 Years of Service; or (c) after attaining an age, which when added to the Participant's Years of Service, totals at least 75. Retirement shall also mean such involuntary terminations as are designated as a Retirement for purposes of this Plan in the sole discretion of the Committee.

2.33 Retirement/Termination Account. Retirement/Termination Account means a Sub-Account of the Deferred Compensation Account containing deferrals, Plan Balance Transfers, Company Discretionary Contributions and Deemed Investment earnings thereon which have not been allocated to In-Service Account(s) by the Participant.

2.34 Sub-Account. Sub-Account means a portion of the Deferred Compensation Account maintained separately by the Plan Administrator in order to properly administer the Plan.

2.35 Termination of Employment. Termination of Employment means the termination of a Participant's employment with the Company that is the Participant's employer, for any reason other than Retirement.

2.36 Termination Valuation Date. Termination Valuation Date means the last day of the calendar month in which Termination of Employment or Retirement occurs.

2.37 Transfer. Transfer means a partial Allocation Election with respect to a Participant's then existing Sub-Account where a Participant transfers a portion of the Sub-Account balance from one Investment Option to another.

                                   ARTICLE III
                          ELIGIBILITY AND PARTICIPATION

3.1 Eligibility and Participation. Each Eligible Employee, determined in the sole discretion of the Plan Administrator, shall be eligible to participate in this Plan.

3.2 Duration. Once an Employee becomes a Participant, such Employee shall continue to be a Participant so long as he or she is entitled to receive benefits hereunder, notwithstanding any subsequent Termination of Employment.

3.3      Revocation of Future Participation. Notwithstanding the provisions of
         Section 3.2, the Plan Administrator may revoke such Participant's eligibility to make future deferrals


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         under this Plan. Such revocation will not affect in any manner a
         Participant's Deferred Compensation Account or other terms of this Plan.

3.4 Notification. Each newly Eligible Employee shall be notified by the Plan Administrator, in writing, of his or her eligibility to participate in this Plan.

                                   ARTICLE IV
    DEFERRAL ELECTIONS, COMPANY DISCRETIONARY CONTRIBUTIONS, AND PARTICIPANT
                               ACCOUNT VALUATION

4.1      Deferral Elections, generally

         (a) A Participant shall make deferral elections under the Plan by completing and submitting to the Plan Administrator a written Compensation Deferral Agreement provided by the Plan Administrator (or completing and electronically submitting the deferral election screen on the Participant website, when made available by the Plan Administrator). Deferral elections shall be made during an annual enrollment period which shall end no later than December 1 preceding the Plan Year to which the deferral election relates, unless the enrollment period is extended by the Plan Administrator because of extraordinary circumstances. In no event may an enrollment period be extended beyond the last day of the month prior to the beginning of the Plan Year to which the deferral elections refer. Other cash Compensation deferral elections shall be made prior to the time such amounts have been earned, during special enrollment periods announced by the Plan Administrator.

         (b) Notwithstanding the foregoing, an Eligible Employee who becomes eligible to be a Participant during any Plan Year may, in the initial year of eligibility only, make deferral elections with respect to Compensation which will be earned during the balance of such Plan Year but after such elections in such Plan Year, within 30 days of the date of notification of eligibility as required in Section 3.4 of the Plan.

         (c) In the Initial Plan Year, an Eligible Employee may make deferral elections with respect to base salary and/or commissions (including mortgage production incentives), which will be earned during the balance of the Initial Plan
                  Year but after such elections, during the initial enrollment period designated by the Plan Administrator.

         (d) Deferral elections shall be effective for one Plan Year (except for the Initial Plan Year, where deferral elections shall be effective for the balance of the Initial Plan Year), and shall expire at the end of the Plan Year to which they refer. Deferral elections become effective on the first day of the Plan Year following the date of the election (except deferral elections in the Initial Plan Year, which become effective July 1, 2003 or such later date as is specified by the Plan Administrator), and may not be modified during the Plan Year (or balance of the Initial Plan


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                  Year), except in the event of a financial emergency determined in the sole discretion of the Plan Administrator.

         (e) A deferral election shall designate the amount of Compensation to be deferred in dollar amount or in whole percentages. A Participant may defer up to 75% of his or her Compensation, minus the amount of any deferrals made by the Participant into the First Tennessee National Corporation Deferred Compensation Stock Option Program for the same Plan Year, into this Plan. The minimum deferral amount into this Plan must be at least $5,000 for each Plan Year to be paid during the Plan Year to which the election refers. A Participant may elect different percentages for base salary, bonus, and commissions (including mortgage production incentives).

         (f) The foregoing notwithstanding, in the event a Participant's deferral election results in insufficient non-deferred Compensation from which to withhold taxes in accordance with applicable law, the deferral election shall be reduced as necessary to allow the Employer to satisfy tax withholding requirements.

         (g) Deferrals pertaining to base salary shall be deducted by the Employer on a pro rata basis from a Participant's base salary for each pay period during the Plan Year (or during the remaining pay periods of the Initial Plan Year), and the amount deferred shall be credited to the Participant's elected Sub-Account and a Deemed Investment shall be made in the investment(s) represented by the Investment Option(s) elected by the Participant as of the close of business on the date it would otherwise have been paid as Compensation to the Participant. Deferrals pertaining to bonus awards and commissions (including mortgage production incentives) shall be deducted by the Employer from the Participant's bonus, commission, or mortgage production incentive payment on the date of payment of the bonus, commission or mortgage production incentive, and the amount deferred shall be credited to the Participant's elected Sub-Account and a Deemed Investment shall be made in the investment(s) represented by the Investment Option(s) elected by the Participant as of the close of business on the date it would otherwise have been paid as Compensation to the Participant.

         (h) The Compensation Deferral Agreement shall indicate the Participant's election of a payment schedule for his or her Retirement/Termination Account. A Participant shall elect to have such Retirement/Termination Account distributed: (a) a portion, or all, in a single lump sum payable as soon as administratively practicable following the Termination Valuation Date; and/or (b) the balance (assuming it is at least $25,000) in up to five (5) annual installment payments payable in accordance with Section 5.3 of the Plan (Retirement/Termination Account balances less than $25,000 are paid in a single lump sum regardless of the Participant's payment schedule election). An election of a payment schedule for a Participant's Retirement/Termination Account shall pertain to the entire Retirement/Termination Account balance (e.g. new payment schedule elections override previously elected payment schedules). A Participant shall be permitted to change (override) his or her Retirement/Termination Account payment


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                  schedule election at any time by filing a new Compensation
                  Deferral Agreement (or by following such procedures as are set by the Plan Administrator regarding using the Participant website, when available), provided such election is made at least thirteen (13) months prior to the Participant's date of Retirement. Any payment schedule election made within thirteen months of Retirement shall be null and void, and the most recent payment schedule election which is dated at least thirteen months prior to Retirement will be in effect.

4.2      In-Service Distribution Date Election.

         (a) The Compensation Deferral Agreement shall also indicate the Participant's election of In-Service Distribution Date(s) (if any). An In-Service Distribution election shall pertain to such portion of deferred Compensation for the Plan Year as elected by the Participant and shall cause an In-Service Account to be established (unless such Account already exists), to which such portion of deferred Compensation shall be credited. In the event an In-Service Account has already been established for the In-Service Distribution Date referred to in the deferral election, such portion of deferred Compensation shall be credited to the existing In-Service Account.

         (b)      A Participant may maintain up to three (3) In-Service
                  Accounts.

         (c) A newly established In-Service Distribution Date must be at least two (2) years from the end of the Plan Year to which the election which creates it refers. Participants may allocate deferred compensation to existing In-Service Accounts so long as the In-Service Distribution Date for the In-Service Account occurs after the end of the Plan Year to which the election refers.

         (d) A Participant may change or cancel an In-Service Distribution Date once only, as follows:

                  (i) An In-Service Distribution Date change (including a cancellation) may be made by submitting a new Compensation Deferral Agreement or such other form as may be provided for In-Service Distribution Date changes by the Plan Administrator (or completing and electronically submitting the appropriate screen on the Participant website, when available) at any time, so long as the date that such form is submitted to the Plan Administrator is at least thirteen (13) months prior to the In-Service Distribution Date being changed; and

                  (ii) The In-Service Distribution Date may be extended to a subsequent year (and must be extended by at least one year), but it may not be made to occur sooner than the original date.

                  (iii) The In-Service Distribution Date may be cancelled, even after a change. A cancellation of an In-Service Distribution Date shall cause the In-Service Sub-Account associated with it to be merged into the Retirement/Termination Sub-Account.


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                  (iv)     Making an In-Service Distribution Date change or
                           cancellation in accordance with the Plan is specific to the In-Service Distribution to which it refers, and shall not affect other In-Service Distributions or the ability of the Participant to make new In-Service Distribution elections with respect to new deferral contributions.

         (e) Any portion of a deferral not credited to an In-Service Distribution Account will be credited to the Retirement/Termination Account.

         (i) The Compensation Deferral Agreement shall also indicate the Participant's election of payment schedule for each In-Service Distribution Date. Permitted payment schedules for In-Service Distributions are a single lump sum or (assuming the In-Service Distribution Sub-Account Balance is at least $10,000) from two (2) to five (5) annual installment payments. An election of a payment schedule for a Participant's In-Service Account shall pertain to the entire In-Service Account balance (e.g. new payment schedules override previously elected payment schedules). A Participant shall be permitted to change (override) his or her payment schedule election for an In-Service Distribution at any time by filing a new Compensation Deferral Agreement (or by following such procedures as are set by the Plan Administrator regarding using the Participant website, when available), provided such election is made at least thirteen (13) months prior to the In-Service Distribution Date. Any payment schedule election made within thirteen months of an In-Service Distribution Date shall be null and void, and the most recent payment schedule election which is dated at least thirteen months prior to the In-Service Distribution Date will be in effect.

4.3      Company Discretionary Contributions and Vesting

         (a) The Committee may, in its sole and absolute discretion, make Company Discretionary Contributions to any or all Participant(s) by crediting to said Participants' Retirement/Termination Accounts an amount determined in the sole and absolute discretion of the Committee. The Committee shall be under no obligation to make Company Discretionary Contributions unless the Company so obligates itself under an employment agreement or other agreement.

         (b) Company Discretionary Contributions and Deemed Investment earnings thereon shall be subject to a vesting schedule established by the Committee for each Company Discretionary Contribution. Such vesting schedule shall be communicated in writing to the Participant receiving a Company Discretionary Contribution at the time of crediting to the Participant's Account, and a copy shall be retained by the Plan Administrator. If no vesting schedule is communicated in accordance herewith, the Company Discretionary Contribution shall be 100% vested from the date of crediting.


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         (c)      Deemed Investments shall be made in the same manner as for deferrals (Section 4.1 of the Plan) on the date the Company Matching Contribution is credited to the Participant's Retirement/Termination Account.

4.4      Plan Balance Transfers.

         (a) The Plan Administrator, in its sole discretion, may determine that a portion (or all) of an account balance maintained for all Participants in another Company sponsored nonqualified deferred compensation plan may upon such determination (and if the Participant so elects) be "transferred" to this Plan (the unfunded obligation of the Company to the Participant under the other plan is decreased and the obligation of the Company to the Participant in this Plan is increased in an identical amount).

         (b) The Plan Balance Transfer amount shall be credited to the Participant's Retirement/Termination Account on the date established by the Plan Administrator, in its sole discretion (the "Plan Balance Transfer Effective Date").

4.5      Allocation Elections and Valuation of Accounts

         (a) A Participant shall elect Investment Options from a menu provided by the Plan Administrator. The initial election shall be made on the Allocation Election form approved by the Plan Administrator (or Allocation Election Screen on the Participant website approved by the Plan Administrator) and shall specify the allocations among the Investment Options elected. A Participant may make different Allocation Elections for each Account. A Participant's Accounts shall be valued as the sum of the value of all Deemed Investments minus any withdrawals or distributions from said Account. Investment Options shall be utilized to determine the earnings attributable to the Account. Elections of Investment Options do not represent actual ownership of, or any ownership rights in or to, the securities or other investments to which the Investment Options refer, nor is the Company in any way bound or directed to make actual investments corresponding to Deemed Investments.

         (b) The Plan Administrator, in its sole discretion, shall be permitted to add or remove Investment Options provided that any such additions or removals of Investment Options shall not be effective with respect to any period prior to the effective date of such change. Any unallocated portion of an Account or any unallocated portion of new deferrals shall be Deemed Invested in an Investment Option referring to a money market based fund or sub-account.

         (c) A Participant may make a new Allocation Election with respect to future deferrals or Plan Balance Transfers, and may Rebalance or Transfer funds in any of his or her Accounts, provided that such new allocations, Rebalances or Transfers shall be in increments of one percent (1%), and Rebalances and Transfers apply to the entire Account Balance. New Allocation Elections, Rebalances, and Transfers


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                  may be made on any business day, and will become effective on the same business day or, in the case of Allocation Elections received after a cut-off time established by the Plan Administrator, the following business day.

         (d) Notwithstanding anything in this Section to the contrary, the Company shall have the sole and exclusive authority to invest any or all amounts deferred in any manner, regardless of any Allocation Elections by any Participant. A Participant's Allocation Election shall be used solely for purposes of determining the value of such Participant's Accounts and the amount of the corresponding liability of the Company in accordance with this Plan.

4.6 Prohibition Against Modifications to deferral elections. A Participant may not modify or revoke a deferral election during a Plan Year by changing the amount of the Compensation deferral except that, in the case of unforeseen financial hardship, the Plan Administrator in its sole discretion may grant a request by a Participant to revoke such Participant's deferral election for the balance of the Plan Year.

                                    ARTICLE V
                          DISTRIBUTIONS AND WITHDRAWALS

5.1      In-Service Distributions.

         (a) Subject to Section 5.5 of the Plan, an In-Service Distribution shall be paid in accordance with the payment schedule election made with respect thereto, beginning as soon as administratively practicable following the In-Service Distribution Valuation Date. In the event a Participant has elected installment payments for an In-Service Distribution, the installment payments shall be determined and paid in accordance with Section 5.4 of the Plan.

         (b) Notwithstanding a Participant's election to receive an In-Service Distribution, all remaining undistributed In-Service Distribution Account balances shall be combined with the Retirement/Termination Account in the event of Retirement, Termination of Employment, Death, or Disability if the Retirement, Termination of Employment, Death, or Disability occurs prior to any In-Service Distribution Date or prior to the completion of payment(s) elected in connection with any In-Service Distribution Date.

5.2 Retirement Distribution. Subject to Section 5.5 of the Plan, in the event of Retirement of a Participant, the vested portion of the Participant's Retirement/Termination Account balance (including In-Service Accounts as aforementioned) will be paid (or the first payment will be made) in accordance with the Participant's payment schedule election for the Retirement/Termination Account beginning as soon as administratively practicable following the Termination Valuation Date.


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NONQUALIFIED DEFERRED COMPENSATION PLAN


5.3 Termination of Employment Distribution. In the event of a Participant's Termination of Employment, the vested portion of the Participant's Retirement/Termination Account (including In-Service Accounts as aforementioned) will be paid in a single lump sum as soon as administratively practicable following the Termination Valuation Date.

5.4 Installment Payments. If the Participant has elected installment payments for the Retirement/Termination or In-Service Account and is eligible under the Plan to receive installment payments, annual cash payments will be made beginning as soon as administratively practicable following the applicable Valuation Date (Termination or In-Service) or, in the event of a partial lump sum election, following the first anniversary of the partial lump sum payment made following Retirement. Such payments shall continue annually on or about the anniversary of the previous installment payment until the number of installment payments elected has been paid. The installment payment amount shall be determined annually as the result of a calculation, performed on the Annual Valuation Date, where (i) is divided by (ii):

                  (i) equals the value of the applicable Sub-Account on the Annual Valuation Date; and

                  (ii)     equals the remaining number of installment payments.

5.5 Small Account Balance Lump Sum Payment. The foregoing notwithstanding, in the event that a Participant's Retirement/Termination Account Balance is less than $25,000 or a Participant's In-Service Distribution Sub-Account Balance is less than $10,000 on the initial Termination or In-Service Distribution Valuation Date, the In-Service or Retirement/Termination Account balance, as applicable, shall be paid in a single lump sum as soon as administratively practicable following the Valuation Date, and any payment election to the contrary shall be null and void.

5.6 Disability Distribution. In the event of Disability, the Participant shall receive the Retirement/Termination Account balance (including In-Service Accounts as aforementioned) in a single lump sum as soon as administratively practicable following the end of the month in which Disability occurred. The Valuation Date for purposes of determining the Disability distribution shall be the last day of the month in which the Participant's Disability occurs.

5.7 Death Distribution. In the event of death, a Participant's beneficiary shall receive the Retirement/Termination Account balance (including In-Service Accounts as aforementioned) in a single lump sum as soon as administratively practicable following the end of the month in which death occurred. The Valuation Date for purposes of determining the death distribution shall be the last day of the month in which the Participant's death occurs.

5.8 Hardship Distribution. In the event a Participant experiences an Unforeseeable Emergency, said Participant may request, in writing to the Plan Administrator, a distribution under the Plan to meet the financial burden caused by the Unforeseeable


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         Emergency. An "Unforeseeable Emergency" is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant's property due to casualty, or some other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved--(i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of deferrals under the Plan. Examples of what are not considered to be Unforeseeable Emergencies include the need to send a Participant's child to college or the desire to purchase a home. Distributions in the event of an Unforeseeable Emergency shall only be made in an amount calculated by the Participant, and approved by the Plan Administrator, to be necessary to reasonably satisfy the emergency need.

5.9 Voluntary Distribution. A Participant who is an active employee may request, in writing to the Plan Administrator, to have up to 100% of the Participant's Deferred Compensation Account distributed in a single lump sum to the Participant at any time and for any reason, subject to a penalty of 10% of the amount distributed. The penalty shall be forfeited to the Company. There is a minimum distribution request amount of $10,000. A requesting Participant's deferral elections shall be revoked for the balance of the Plan Year in which the voluntary distribution request is granted and deferrals shall not be permitted for the following Plan Year. The amount of the distribution shall be subtracted first from the vested portion of the Participant's Retirement/Termination Account until depleted and then from the In-Service Accounts (if any) beginning with the most distant. Values for purposes of administering this Section shall be determined on the date the Plan Administrator approves the amount of the distribution, or such other date determined by the Plan Administrator.

5.10 Court Order. In the event of a final, non-appealable valid order of a Court of competent jurisdiction in a domestic relations matter which requires a distribution of a Participant's Account or portion thereof , the Plan Administrator may, in its sole discretion, treat such request as though it were a request for a Hardship withdrawal which satisfied the requirements of an unforeseen severe financial hardship and make a distribution to the Participant, or court ordered recipient as the case may be in the amount necessary to satisfy the Court order.

5.11 Pro-rata subtraction from Investment Options. In the event a distribution under this Article V (e.g. an installment payment, hardship or voluntary distribution, etc.) is less than the entire Account Balance and the Account is allocated over more than one Investment Option, the distribution shall be subtracted from each Investment Option in a pro-rata manner determined in the sole discretion of the Plan Administrator.


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FIRST HORIZON
NONQUALIFIED DEFERRED COMPENSATION PLAN


                                   ARTICLE VI
                                 ADMINISTRATION

6.1 Plan Administration. This Plan shall be administered by the Plan Administrator, which shall have sole discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Plan Administrator and resolved in accordance with the claims procedures in Article IX.

6.2 Withholding. The Employer shall have the right to withhold from any payment made under the Plan (or any amount deferred into the Plan) any taxes required by law to be withheld in respect of such payment (or deferral).

6.3 Indemnification. The Company shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which is delegated duties, responsibilities, and authority with respect to administration of the Plan, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

6.4 Expenses. The expenses of administering the Plan shall be paid by the Participating Employer(s).

6.5 Delegation of Authority. In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be legal counsel to the Company.

6.6 Binding Decisions or Actions. The decision or action of the Plan Administrator in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.


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NONQUALIFIED DEFERRED COMPENSATION PLAN


                                   ARTICLE VII
                         AMENDMENT AND PLAN TERMINATION

7.1 Amendment and Plan Termination. The Plan is intended to be permanent, but the Committee may at any time modify, amend, or terminate the Plan, provided that such modification, amendment or termination shall not cancel, reduce, or otherwise adversely affect the amount of benefits of any Participant accrued (and, except as provided in this Section 7.1 any form of payment elected) as of the date of any such modification, amendment, or termination, without the consent of the Participant. The Committee shall be permitted, upon total Plan termination, to instruct the Plan Administrator to pay each Participant (without such Participant's consent) a lump sum in the amount of such Participant's Account Balance as of the date of such Plan termination.

7.2 Adverse Income Tax Determination. Notwithstanding anything to the contrary in the Plan, if any Participant receives a deficiency notice from the United States Internal Revenue Service asserting constructive receipt of amounts payable under the Plan, or if legislation is passed which causes current income taxation of deferred amounts, Company Discretionary Contributions, and/or the investment earnings attributed thereto due to any Participant distribution, right to such distribution, or other Plan provision, the Committee, in its sole discretion, may terminate the Plan or such Participant's participation in the Plan, and/or may declare null and void any Plan provision with respect to affected Participants. In addition, it is intended that this Plan comply with all provisions of the Code and regulations and rulings in effect from time to time regarding the permissible deferral of compensation and taxes thereon, and it is understood that this Plan does so comply. If the laws of the United States or of any relevant state are amended or construed in such a way as to make this Plan (or its intended deferral of compensation and taxes) in whole or in part void, then the Committee, in its sole discretion, may choose to terminate the Plan or it may (to the extent it deems practicable) give effect to the Plan in such a manner as it deems will best carry out the purposes and intentions of this Plan.

                                  ARTICLE VIII
                                INFORMAL FUNDING

8.1 General Assets. All benefits in respect of a Participant under this Plan shall be paid directly from the general funds of the Company, or a rabbi trust created by the Company for the purpose of informally funding the Plan, and other than such rabbi trust, if created, no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in or to any investments which the Company, or any of its subsidiaries or affiliated companies, may make to aid the Company in meeting its obligation hereunder, including any assets held by a rabbi trust. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company or any if its subsidiaries or affiliated companies and


                                       17
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FIRST HORIZON
NONQUALIFIED DEFERRED COMPENSATION PLAN


         any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments from the Company hereunder, such rights are no greater than the right of an unsecured general creditor of the Company.

8.2 Rabbi Trust. The Company may, at its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating the assets needed to pay the promised benefit, and the Company and/or the Employer may contribute from time to time to such rabbi trust, if established, but the Company shall be under no obligation to establish any such trust or any other informal funding vehicle.

                                   ARTICLE IX
                                     CLAIMS

9.1 Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed with the Plan Administrator which shall make all determinations concerning such claim. Any decision by the Plan Administrator denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim ("Claimant"). Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Plan document shall be cited and, where appropriate, an explanation as to how the Claimant can perfect the claim will be provided, including a description of any additional material or information necessary to complete the claim, and an explanation of why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under
         Section 502(a) of ERISA following an adverse decision on review. This notice of denial of benefits will be provided within 90 days of the Plan Administrator's receipt of the Claimant's claim for benefits. If the Plan Administrator fails to notify the Claimant of its decision regarding the Claimant's claim, the claim shall be considered denied, and the Claimant shall then be permitted to proceed with an appeal as provided in this Article. If the Plan Administrator determines that it needs additional time to review the claim, the Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Plan Administrator expects to make a decision.

9.3 Appeal. A Claimant who has been completely or partially denied a benefit shall be entitled to appeal this denial of his claim by filing a written appeal with the Plan Administrator no later than sixty (60) days after: (a) receipt of the written notification of such claim denial, or (b) the lapse of ninety (90) days without an announced decision notice of extension. A Claimant who timely requests a review of his or her denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Plan Administrator. The Plan Administrator may, in its sole discretion and if it


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

FIRST HORIZON
NONQUALIFIED DEFERRED COMPENSATION PLAN


         deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal. Following its review of any additional information submitted by the Claimant, the Plan Administrator shall render a decision on its review of the denied claim in the following manner:

         (a) The Plan Administrator shall make its decision regarding the merits of the denied claim within 60 days following His receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). It shall deliver the decision to the Claimant in writing. If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render the determination on review.

         (b) The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

         (c) The decision on review shall set forth a specific reason for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

         (d) The decision on review will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant to the Claimant's claim for benefits.

         (e) The decision on review will include a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant's right to bring an action under
                  Section 502(a) of ERISA.

         (f) A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

                                    ARTICLE X
                               GENERAL CONDITIONS

10.1 Anti-assignment Rule. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any


                                       19
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FIRST HORIZON
NONQUALIFIED DEFERRED COMPENSATION PLAN


         such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary.

10.2 No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company or any of its subsidiaries or affiliated companies. The right and power of the Company (or any of its subsidiaries or affiliated companies that is the Employee's employer) to dismiss or discharge an Employee is expressly reserved.

10.3 No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and the Employer or any of its subsidiaries or affiliated companies.

10.4 Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

10.5 Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan Administrator may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

10.6 Governing Law. To the extent not preempted by ERISA, the laws of the State of Tennessee shall govern the construction and administration of the Plan.

SIGNATURES ON NEXT PAGE


                                       20
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FIRST HORIZON
NONQUALIFIED DEFERRED COMPENSATION PLAN


IN WITNESS WHEREOF, the Company and Participating Employer(s) have caused this Plan to be adopted, effective as of July 1, 2003.

                                             FIRST TENNESSEE NATIONAL
                                             CORPORATION ("COMPANY")




                                             By:
                                                 --------------------------




                                             Its:
                                                 --------------------------

                                             FIRST HORIZON HOME LOAN
                                             CORPORATION ("PARTICIPATING
                                             EMPLOYER")




                                             By:
                                                 --------------------------




                                             Its:
                                                 --------------------------


                                       21